                                                                   EXHIBIT - (j)

                        CONSENT OF INDEPENDENT REGISTERED
                             PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights", "Financial Statements", and "Independent Registered Public Accounting Firm" in Post-Effective Amendment No. 5 under the Securities Act of 1933 and Amendment No. 6 under the Investment Company Act of 1940 in the Registration Statement (Form N-1A No. 333-103630 and 811-21316) and related Prospectus and Statement of Additional Information of The Kensington Funds and to the incorporation by reference therein of our report dated February 4, 2005, with respect to the financial statements and financial highlights of The Kensington Funds included in its Annual Report for the year ended December 31, 2004, filed with the Securities and Exchange Commission.

Ernst & Young LLP

Los Angeles, California
April 28, 2005